Exhibit 23

Nucor Corporation

2012 Form 10-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-108749, 333-108751 and 333-167070) and on Form S-3ASR (Number 333-176786) of Nucor Corporation of our report dated February 28, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 28, 2013 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

February 28, 2013